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                     June 2, 2023

       Jim Mintern
       Chief Financial Officer
       CRH Public Limited Company
       Stonemason's Way
       Rathfarnham
       Dublin 16, Ireland

                                                        Re: CRH Public Limited
Company
                                                            Form 20-F for the
Year Ended December 31, 2022
                                                            Filed March 10,
2023
                                                            File No. 001-32846

       Dear Jim Mintern:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing